CONSULTING AGREEMENT
    This Consulting Agreement (the “Agreement”) is effective the 2nd day of January 2024 between FORESTAR GROUP INC., a Delaware corporation, (the “Company”) and DANIEL C. BARTOK, an individual and Texas resident (the “Consultant”).

WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions for the consultant relationship of Consultant and the Company.

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements herein contained and intending to be legally bound hereby, the Company and Consultant hereby agree as follows:

1.Term. The term of this Agreement shall begin on January 2, 2024 (the “Commencement Date”) and end on December 31, 2024 (the “Termination Date”).

2.Engagement. Consultant shall be engaged in a consultant relationship to provide consulting services to the Company related to the Company’s business and operations as set forth under Section 3.

3.Consultant’s Services. The consulting services to be provided by Consultant to the Company shall be agreed to by the parties as reasonably requested by Andy W. Oxley or Donald J. Tomnitz (collectively, the “Consulting Services”). The parties agree that the Consulting Services shall, on average, require no more than twenty percent of Consultant’s working time.

4.Consulting Fee. The Company shall pay Consultant a consulting fee (the “Consulting Fee”) in the total amount of $83,333.33 per month for each full month of the term of this Agreement. The Consulting Fee shall be payable in 12 monthly installments beginning on or about February 1, 2024.

5.Independent Contractor. Nothing herein shall be construed to create an employer-employee relationship between the Company and Consultant. Consultant is an independent contractor and not an employee of the Company or any of its subsidiaries or affiliates. The consideration set forth in Section 4 shall be the sole consideration due Consultant for the services rendered hereunder. It is understood that the Company will not withhold any amounts for payment of taxes from the compensation of Consultant hereunder. Consultant will not represent to be or hold himself out as an employee of the Company.

6.Confidentiality. In the course of performing Consulting Services, the parties recognize that Consultant may have or come in contact with or become familiar with information that the Company or its related entities may consider confidential. This information may include but is not limited to the Company’s financial information, operational information, land and lot costs and pipeline information, development costs, land or lot sales prices, land identified by the Company for purchase or development analysis, purchasing information, and similar information related to the Company’s operations, including any of the foregoing information of D.R. Horton, Inc. Consultant agrees to keep all such information confidential and not to utilize, discuss, or divulge it to anyone other than appropriate Company personnel or their designees who need to know such confidential information. This Confidentiality provision shall remain effective for one year following any termination of this Agreement.

7.Non-Disparagement. Consultant agrees not to make any disparaging or derogatory statements about the Company or its related entities, or statements that imply or allege wrongdoing of any kind by the Company or its related entities, either oral or written, or otherwise disparage the Company or its related entities or their practices, procedures, products, or services; provided, however, that Consultant is free to make wholly truthful statements (i) solely to the Securities and Exchange Commission or other federal, state, or local administrative agency (“Government Agencies”) in participation of a governmental investigation; (ii) when testifying at a trial, arbitration, or other legal proceeding when sworn under oath and under subpoena to testify; and/or (iii) to the extent applicable, in exercise of section 7 rights under the National Labor Relations Act. Likewise, the Company agrees not to make any disparaging or derogatory statements about Consultant, or statements that imply or allege wrongdoing of any kind by Consultant, either oral or written, or otherwise disparage Consultant in any way.

8.    Non-Competition. During the Term of this Agreement, Consultant agrees that Consultant will not, without the prior written consent of the Company, engage as a consultant, advisor, or employee for any person, entity, or business primarily involved in (i) the purchase or sale of land to be used in the development of residential lots, (ii) the development of land into residential lots, or (iii) the construction of residential homes. The foregoing activities shall be prohibited within 50 miles from any location where the Company currently does business. This restriction does not prohibit Consultant from providing services to a private equity or investment firm that has a division or affiliate involved in the development of residential lots or construction of residential homes. In addition, this restriction does not apply to investments that Consultant may choose to make in his own individual capacity.

9.    Non- Solicitation. For one year from the Commencement Date, Consultant agrees that Consultant will not, directly or indirectly, solicit for employment or similar engagement any employee of the Company or its affiliates who is now employed by any such party or was employed by any such party in the six months prior to the solicitation. This restriction does not apply to an individual who is seeking employment due to being involuntarily terminated by the Company or its affiliates.

10.    Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or when mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other addresses as either party may have furnished to the other in writing in accordance herewith, with the exception that notice of a change of address shall be effective only upon actual receipt:

Company:	Forestar Group Inc.
2221 E. Lamar Blvd.
Arlington, TX 76006
Attention: Andy W. Oxley

Consultant:	Daniel C. Bartok

11.     Jurisdiction. This Agreement shall be governed by the laws of the state of State of Texas without reference to or application of the choice-of-law or conflicts-of-laws principles, policies, or holdings of any jurisdiction, and any disputes under or challenges to this Agreement must be decided by an appropriate state or federal court or arbitrator, as applicable, in Tarrant, County, Texas. Consultant expressly consents to the personal jurisdiction of the state and federal courts and arbitrators in Tarrant County, Texas for purposes of challenging or enforcing this Agreement and waives any objections or defenses to personal jurisdiction or venue in any such proceeding before any such court or arbitration proceeding. Nothing herein shall alter any obligation to arbitrate disputes pursuant to a separate arbitration agreement.

12.     Assignment and Successorship. This Agreement shall be binding upon and inure to the benefit of Company and any other person, association, or entity that may acquire or succeed to all or substantially all of the business or assets of Company. Company may assign this Agreement to any affiliate or other entity.
13.     Entire Agreement. No other representation, inducement, promise, or agreement has been made by either party with respect to the subject matter of this Agreement, and no agreement, statement, or promise relating to the subject matter of this Agreement that is not contained in this Agreement shall be valid or binding. Any prior non-disclosure, non-competition, non-solicitation, or arbitration obligation is reaffirmed by Consultant as consideration for this Agreement. Any modification of this Agreement will be effective only if it is in writing and signed by each party. Paragraphs 6, 7, and 9 shall survive the termination of this Agreement. The language of this Agreement shall be construed as a whole, according to its fair meaning, and not strictly for or against either party.

(Signature Page Follows)

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement effective on the date indicated above.

FORESTAR GROUP INC.

By:	/s/ James D. Allen
James D. Allen, Chief Financial Officer

Consultant: Daniel C. Bartok

By:	/s/ Daniel C. Bartok
Daniel C. Bartok